[WILLIAMS MULLEN]

October 31, 2002

Board of Directors
Hilb, Rogal and Hamilton Company
4951 Lake Brook Drive, Suite 500
Glen Allen, Virginia 23060

Ladies and Gentlemen:

This letter is in reference to the Registration Statement on Form S-3 (the “Registration Statement”) filed by Hilb, Rogal and Hamilton Company (the “Company”) with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of an indeterminate number of shares of the Company’s Common Stock, without par value, as may be sold up to an aggregate amount of $143,750,000 (the “Shares”), beneficially owned by The Phoenix Companies, Inc. (“Phoenix”). The Shares are to be offered and sold by Phoenix in the manner described in the Registration Statement (the “Offering”).

We have been advised by Phoenix that a subsidiary of Phoenix will acquire the Shares upon the conversion of 5.25% Convertible Subordinated Debentures (due 2014) (the “Subordinated Debentures”) of the Company that it holds and that such subsidiary will transfer the Shares to Phoenix prior to the closing of the Offering.

We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion.

The opinion expressed herein is limited in all respects to the application of the law of the Commonwealth of Virginia.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, it is our opinion that the Shares, upon issuance to the subsidiary of Phoenix pursuant to the terms and conditions of the Subordinated Debentures, will be validly issued, fully paid and non-assessable under the laws of the Commonwealth of Virginia.

Our opinion is expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.

Very truly yours,

WILLIAMS, MULLEN, CLARK & DOBBINS

By: /s/    ROBERT E. SPICER, JR.

        A Shareholder